EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
(952) 930-9000
Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports Fourth Quarter Results

Minneapolis, MN—March 29, 2007—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported sales of $19,930,000 for the fourth quarter of 2006 ended December 30, an increase of 10% from $18,136,000 in the year-earlier period.  ARCA reported a net loss of $291,000 or $0.07 per diluted share, a significant improvement from the net loss of $951,000 or $0.22 per share in the fourth quarter of 2005.  The fourth quarter net loss included stock compensation expense of $14,000 and other income of $730,000 related to the default provision in the previously announced purchase agreement for ARCA’s Minneapolis headquarters facility.  If the transaction had been completed, this sale would have generated proceeds of approximately $6.0 million.

For full-year 2006, ARCA reported sales of $77,790,000, up 4% from $74,893,000 in 2005.  ARCA posted a net loss for the year of $1,409,000 or $0.33 per share, compared to the net loss of $933,000 or $0.22 per share in 2005.

Same-store sales of the 12 ApplianceSmart factory outlets that were open during the complete fourth quarters of 2006 and 2005 increased 6%, while total retail sales rose 12% in the fourth quarter to $16,718,000 from the year-earlier level.  For the year, same-store sales of the 11 ApplianceSmart factory outlets that were open during all of 2006 and 2005 were virtually unchanged, while total retail sales rose 4% in 2006 to $65,504,000.  Fourth quarter recycling revenues of $2,629,000 were down from

$2,964,000 in the comparable period of 2005.  For the year, recycling revenues of $10,314,000 declined modestly from $10,937,000 in 2005.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Two factors beyond our control affected the performance of our ApplianceSmart operation throughout most of 2006.  We believe high gasoline prices had the effect of delaying the purchasing decisions of ApplianceSmart’s value-conscious customers.  In addition, the dramatic slowdown in the national homebuilding industry affected the portion of ApplianceSmart’s business related to new residential construction and remodeling.  However, our retail sales started strengthening in the fourth quarter as evidenced by our 6% same-store sales growth for this period, and this positive development has continued thus far in the first quarter of 2007.  Convinced of the fundamental soundness of ApplianceSmart’s value proposition, we have continued expanding our network of stores.  We opened our fourteenth factory outlet in August in the Atlanta suburb of Stockbridge, and we officially opened our fifteenth store in Lithia Springs, also in the Atlanta market, in this year’s first quarter.”

Cameron continued: “ARCA’s recycling program for Southern California Edison Company, which runs through 2008, performed at planned levels during the year, but overall recycling revenues were affected by the winding down of a program with a Connecticut utility.  In addition to Southern California Edison, recycling programs for 2007 will continue to operate in San Diego, Los Angeles and surrounding communities, the state of Wisconsin and Austin, Texas.  Given the economic impact of high fuel costs on American consumers, we have witnessed growing interest in the type of utility-sponsored residential energy conservation programs that ARCA has been handling for nearly two decades.  As a result, inquiries about our recycling services have been increasing; a positive development that also may be due in part to the growing emphasis that the U.S. Environmental Protection Agency is placing on demand-side energy conservation programs.”

Other factors contributing to ARCA’s net loss in 2006 were expenses of approximately $180,000 that were incurred as a result of the delayed openings of ApplianceSmart’s Stockbridge and Lithia Springs outlets.  In addition, ARCA incurred legal expenses totaling more than $500,000 related to the previously reported lawsuit that charges JACO Environmental, Inc. with engaging in unfair business practices in violation of federal and California laws by committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA.  Through this litigation, which is expected to go to trial this spring, ARCA is seeking permanent injunctive relief barring JACO and its officers from engaging in unlawful business practices by informing customers that it invented refrigerator recycling.  ARCA is also seeking reimbursement of legal fees and monetary damages for JACO’s unfair business practices.  Also as previously reported, JACO and SEG Umwelt-Service/Basis of Mettlach, Germany (SEG) filed a patent infringement lawsuit in Federal Court on October 24, 2006 against ARCA.  The suit claims that ARCA has been using refrigerator recycling systems and processes invented by SEG and protected by two U.S. patents issued to SEG and exclusively licensed to JACO.  ARCA believes this lawsuit is baseless and intends to vigorously defend itself.

Cameron added: “Looking ahead, although we are cautious about the near-term performance of our ApplianceSmart operation given the uncertain outlook for gasoline prices and the housing sector, we believe ApplianceSmart is prepared to benefit from any strengthening of the economic factors closely tied to our business.  We also are optimistic about the future of our appliance recycling operation, which is well-positioned to capitalize upon renewed interest in energy conservation.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of March 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factor.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

4th Quarter 2006 Results

(000’s omitted except for per-share amounts)

	Three months ended		Twelve months ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2006	2005	2006	2005
Revenues
Retail	$16,718	$14,656	$65,504	$62,365
Recycling	2,629	2,964	10,314	10,937
Byproduct	583	516	1,972	1,591
Total revenues	19,930	18,136	77,790	74,893

Cost of Revenues
	14,072	12,739	54,315	52,406

Gross profit	5,858	5,397	23,475	22,487

Selling, General & Administrative Expenses
	6,617	6,236	24,586	22,637
Operating loss	(759)	(839)	(1,111)	(150)

Other Income (Expense)
Other income (expense)	751	67	758	68
Interest income	23	32	23	32
Interest expense	(306)	(211)	(1,079)	(883)

Loss before benefit of income taxes	(291)	(951)	(1,409)	(933)

Benefit of Income Taxes
	—	—	—	—

Net loss	$(291)	$(951)	$(1,409)	$(933)

Basic Loss per Common Share	$(0.07)	$(0.22)	$(0.33)	$(0.22)
Diluted Loss per Common Share
	$(0.07)	$(0.22)	$(0.33)	$(0.22)

Basic Weighted Average No. of Common Shares Outstanding	4,341	4,269	4,335	4,261

Diluted Weighted Average No. of Common Shares Outstanding	4,341	4,269	4,335	4,261

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(000’s)

	December 30,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$2,753	$2,095
Receivables, net of allowance of $152,000 and $252,000, respectively	2,411	2,896
Inventories, net of reserves of $207,000 and $379,000, respectively	10,998	11,900
Deferred income taxes	601	393
Other current assets	657	449
Total Current Assets	17,420	17,773
Property and Equipment, at cost
Land	2,050	2,050
Building and improvements	4,696	4,501
Equipment	6,889	6,299
	13,635	12,850
Less accumulated depreciation	7,575	6,798
Net property and equipment	6,060	6,052
Other assets	433	356
Restricted cash	—	350
Total Assets	$23,913	$24,491

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,872	$6,125
Current maturities of long-term obligations	309	262
Accounts payable	3,198	3,868
Accrued expenses	3,957	3,541
Income taxes payable	58	58
Total Current Liabilities	14,394	13,854
Long-Term Obligations, less current maturities	4,776	4,823
Deferred Income Tax Liabilities	601	393
Total Liabilities	19,771	19,070

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issuedand outstanding 4,341,000 and 4,320,000 shares respectively	14,970	14,840
Accumulated deficit	(10,828)	(9,419)
Total shareholders’ equity	4,142	5,421
Total Liabilities and Shareholders’ Equity	$23,913	$24,491